Stradling Yocca Carlson & Rauth

A PROFESSIONAL CORPORATION	ORANGE COUNTY
ATTORNEYS AT LAW	(949) 725-4000
800 ANACAPA STREET, SUITE A	SAN DIEGO
SANTA BARBARA, CA 93101	(858) 720-2150
TELEPHONE (805) 564-0065	SAN FRANCISCO
FACSIMILE (805) 564-1044	(415) 283-2240
SANTA BARBARA
(805) 564-0065
SANTA MONICA
(310) 434-2788
January 9, 2007
Deckers Outdoor Corporation
495-A South Fairview Avenue
Goleta, CA 93117
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Deckers Outdoor Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of Common Stock (the “Shares”) consisting of (i) 1,995,600 shares of Common Stock reserved for issuance under the Company’s 2006 Equity Incentive Plan (the “Plan”) and (ii) 4,400 shares of Common Stock presently issued and outstanding under the Plan.
     We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of such Common Stock under the Plan.
     It is our opinion that the Shares issued pursuant to the Plan as of the date hereof are legally and validly issued, fully paid and non-assessable and that the Shares to be issued and sold in the future, when issued and sold against full payment in accordance with the terms and conditions of the Plan and pursuant to the agreements which accompany each grant under the Plan, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH a Professional Corporation
/s/ Stradling Yocca Carlson & Rauth